Yield10 Bioscience Announces Second Quarter 2020 Financial Results
WOBURN, Mass. - August 11, 2020 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today reported financial results for the three and six months ended June 30, 2020.
"The Yield10 team has made good progress executing on our strategic plans for 2020 and beyond," said Oliver Peoples, Ph.D., president and chief executive officer of Yield10 Bioscience. "Our field tests in the U.S. and Canada are progressing on track and will provide us with agronomic and/or performance data proof points as well as seed for larger trials planned in 2021. As part of our business plan to develop Camelina as a commercial crop platform for producing nutritional oils and PHA biomaterial, we are developing proprietary double haploid germplasm for deployment of our performance and product traits in winter and spring varieties to increase the acreage potential of the crop. In our first multi-acre planting, we contracted 50 acres in Montana of wild-type Camelina to gain experience in seed bulk-up, grower contracts, logistics and handling of harvested seed, including toll crushing, and to produce quantities of oil and protein meal for customer sampling."

"We continue to see industry interest in our performance traits as well as the capabilities enabled by our GRAIN platform. We recently signed a non-exclusive research license with GDM for evaluation of seed yield traits in soybean, which will provide opportunities to explore additional Yield10 commercial crop performance traits with a leading seed market participant and potentially provide access to South American acreage in Argentina and Brazil. Bayer, Forage Genetics and Simplot continue to evaluate our traits under similar research licenses in soybean, forage sorghum and potato, respectively. Our internal program testing traits in corn is progressing toward the creation of hybrids for field testing. We will continue to identify collaborative opportunities with the goal of creating revenue generating partnerships and paths to commercialization of our traits in key commercial crops. We remain committed to driving the Yield10 business forward and achieving our broad-based milestones in 2020," said Dr. Peoples.

Recent Accomplishments Towards Achieving 2020 Milestones

Generate Proof Points for Novel Traits in Camelina and Canola. Yield10 completed planting of the Company's 2020 Field Tests to evaluate a series of traits in Camelina and canola. Key studies include the evaluation of C3004 in Camelina as well as tests of traits to boost seed yield and/or oil content in Camelina and canola. These studies, for the first time, include field testing of a novel trait to produce PHA in the seed of Camelina. The purpose of this activity is to determine the suitability of these first generation PHA Camelina lines for scale-up and PHA product prototyping in 2021. Harvest of the test fields is expected in the third quarter of 2020 and data from the studies will begin to become available in the fourth quarter of 2020 and into early 2021.
Use of CRISPR Genome-Editing to Accelerate Development of Novel Performance Traits. In the second quarter, Yield10 submitted an "Am I regulated?" letter of inquiry to USDA-APHIS to confirm the use of CRIPSR genome-edited trait C3007 in canola lines developed for increased oil content does not meet the definition of a regulated article under 7 CFR Part 340 regulations. Confirmation of the status would allow field testing of the plants in the U.S. in 2021.
Advance its Camelina Business Plan. During the 2019/2020 winter season, Yield10 successfully field tested internally developed double haploid varieties of winter Camelina as part of a program to develop Camelina as a commercial crop. Yield10 also planted 50 acres of wild-type spring Camelina as a means to begin building relationships with growers, developing agronomic guidelines for successfully growing Camelina, and for producing Camelina oil and meal for sampling to potential customers.
Form Agriculture Industry Alliances. Yield10 recently signed a research agreement with Gibson City, Illinois-based GDM to evaluate novel yield traits in soybean. Working with major agricultural companies to test Yield10 traits is fundamental to Yield10's strategy to create option value for our traits in key commercial crops. Yield10 and GDM also intend to explore additional opportunities for collaboration.
Manage its Financial Profile and Strengthen the Balance Sheet. Yield10's financial results for the six month period ended June 30, 2020 are on track with internal estimates. Yield10 strengthened its balance sheet in the first half of 2020 based on approximately $2 million in proceeds from a combination of capital from warrant exercises and support obtained from sources in the U.S. and Canada to cover certain payroll-related expenses. Based on the outlook for spending in the second half of 2020, the Company is lowering its estimated range of total net cash usage for 2020, while maintaining a consistent level of investment in research and development to achieve the Company's objectives.
COVID-19 Impact on Operations. The Company has implemented business continuity plans to address the COVID-19 pandemic and minimize disruptions on ongoing operations. To date, despite the pandemic, we have been able to move forward with the operational steps required to execute our 2020 field trials in Canada and the United States. It is possible, however, that any potential future closures of our research facilities, if they continued for an extended time period, could adversely impact our anticipated time frames for completing field trials and other work we have planned to accomplish during 2020.

SECOND QUARTER 2020 FINANCIAL OVERVIEW
Cash Position
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Net cash used by operating activities during the second quarter of 2020 was $2.0 million compared to $1.8 million used in the second quarter of 2019. Yield10 ended the second quarter of 2020 with $8.5 million in unrestricted cash, cash equivalents and short-term investments. The Company is reducing its previous guidance for anticipated total net cash usage during the full year 2020 from a range of $9.0 - $9.5 million to a range of $8.5 - $9.0 million, primarily as a result of expenditure reductions resulting from the impact of the COVID-19 pandemic. We have delayed plans to hire a small number of additional staff and have significantly reduced our travel and certain other general business expenses.
The Company's present capital resources are expected to fund its planned operations into the second quarter of 2021. Yield10's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operating Results
Grant revenue for the second quarter of 2020 was $0.2 million, compared to $0.3 million recorded during the second quarter of 2019. Research and development expenses were consistent at $1.2 million for both the second quarter of 2020 and the second quarter of 2019. General and administrative expenses increased from $1.0 million during the second quarter of 2019 to $1.2 million during the second quarter of 2020, primarily as a result of increased employee compensation and benefits as well as legal and accounting expenses incurred related to the Company's securities and financial statement filings.
Yield10 reported a loss from operations of $2.1 million for the quarter ended June 30, 2020 as compared to a loss from operations of $1.9 million for the same quarter of 2019. The Company reported a total net loss after income tax expense of $1.8 million, or $0.92 per share for the three months ended June 30, 2020, in comparison to a total net loss after income taxes of $1.9 million, or $5.99 per share, for the second quarter of 2019. During the three months ended June 30, 2020 the Company recognized $0.3 million in loan forgiveness income related to a Paycheck Protection Program Loan ("PPP Loan") issued to the Company under the Coronavirus Aid, Relief and Economic Security Act ("CARES Act"). Yield10 utilized the entire PPP Loan amount of $0.3 million for qualifying payroll and other expenses during the second quarter and considers it reasonably certain that it will meet all of the conditions for loan forgiveness under the CARES Act.
For the six months ending June 30, 2020, the Company reported a net operating loss after taxes of $5.4 million, or $2.95 per share compared to a net operating loss after taxes of $4.1 million, or $14.36 per share for the six months ending June 30, 2019. Year to date grant revenue earned through June 30, 2020 and June 30, 2019 was $0.4 million for both six-month periods. Research and development expenses were $2.6 million during the six months ended June 30, 2020, compared to $2.4 million for the six months ended June 30, 2019, and general and administrative expenses were $2.6 million and $2.2 million during the six months ended June 30, 2020 and June 30, 2019, respectively.
Reverse Stock Split
Yield10 completed a 1-for-40 reverse stock split of its common stock on January 15, 2020, in order to regain compliance with the Nasdaq Stock Market minimum bid price qualification of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). In accordance with applicable accounting guidance, all share amounts, per share data, share prices and conversion rates set forth in the Company's condensed consolidated financial statements for the three and six months ending June 30, 2020 and June 30, 2019, including those presented in this earnings release, have been retroactively adjusted to reflect the reverse stock split.
Conference Call Information
Yield10 Bioscience management will host a conference call today at 4:30 p.m. (ET) to discuss the second quarter 2020 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13707134. The replay will be available until August 25, 2020. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company developing crop innovations to improve crop yields and enhance sustainable global food security. The Company utilizes its proprietary “GRAIN“ (Gene Ranking Artificial Intelligence Network) gene discovery platform to identify gene targets to improve yield performance and value in major commercial food and feed crops. Yield10 uses its Camelina oilseed platform to rapidly evaluate and field test new trait leads enabling the translation of promising new traits into the major commercial crops. As a path toward commercialization, Yield10 is pursuing a partnering approach with agricultural companies to drive new traits into development in crops such as canola, soybean and corn. The Company is also developing Camelina as a platform crop for producing nutritional oils and specialty products such as PHA biomaterials for use in water treatment and bioplastic applications. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, ability to obtain sufficient financing to continue operating, expectations related to research and development activities, collaborations, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the signing of research licenses and collaborations, the potential impact on operations of the COVID-19 pandemic, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Grant revenue	$221	$318	$400	$442
Total revenue	221	318	400	442

Expenses:
Research and development	1,179	1,191	2,639	2,414
General and administrative	1,179	1,025	2,566	2,211
Total expenses	2,358	2,216	5,205	4,625
Loss from operations	(2,137)	(1,898)	(4,805)	(4,183)

Other income (expense):
Change in fair value of warrants	—	—	(957)	—
Loan forgiveness income	333	—	333	—
Other income (expense), net	15	27	48	52
Total other income (expense)	348	27	(576)	52
Net loss from operations before income tax expense	(1,789)	(1,871)	(5,381)	(4,131)
Income tax expense	(7)	—	(15)	—
Net loss	$(1,796)	$(1,871)	$(5,396)	$(4,131)

Basic and diluted net loss per share	$(0.92)	$(5.99)	$(2.95)	$(14.36)

Number of shares used in per share calculations:
Basic and diluted	1,957,927	312,342	1,827,526	287,592

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$3,290	$5,417
Short-term investments	5,211	5,700
Accounts receivable	13	72
Unbilled receivables	59	20
Prepaid expenses and other current assets	417	475
Total current assets	8,990	11,684
Restricted cash	254	332
Property and equipment, net	978	1,243
Right-of-use assets	2,879	3,141
Other assets	265	318
Total assets	$13,366	$16,718

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current Liabilities:
Accounts payable	$150	$279
Accrued expenses	882	1,326
Lease liabilities	430	602
Total current liabilities	1,462	2,207
Lease liabilities, net of current portion	3,400	3,619
Warrant liability	—	14,977
Other long-term liabilities	17	—
Total liabilities	4,879	20,803
Commitments and contingencies
Series B Convertible Preferred Stock ($0.01 par value per share): 0 shares and 5,750 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Stockholders’ Equity (Deficit):
Series A Convertible Preferred Stock ($0.01 par value per share); 0 shares and 796 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at June 30, 2020 and December 31, 2019; 1,972,798 and 933,423 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	20	9
Additional paid-in capital	378,924	360,926
Accumulated other comprehensive loss	(167)	(126)
Accumulated deficit	(370,290)	(364,894)
Total stockholders’ equity (deficit)	8,487	(4,085)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$13,366	$16,718

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(5,396)	$(4,131)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	91	100
Change in fair value of warrants	957	—
Loss on disposal of fixed assets	206	—
Charge for 401(k) company common stock match	66	49
Stock-based compensation	297	275
Non-cash lease expense	262	299
Deferred tax provision	27	—
Changes in operating assets and liabilities:
Accounts receivables	59	(54)
Unbilled receivables	(39)	(37)
Prepaid expenses and other assets	84	(10)
Accounts payable	(129)	(62)
Accrued expenses	(390)	(102)
Lease liabilities	(391)	(404)
Other liabilities	17	—
Net cash used for operating activities	(4,279)	(4,077)

Cash flows from investing activities
Purchase of property and equipment	(42)	(13)
Proceeds from sale of property and equipment	10	—
Purchase of short-term investments	(503)	(998)
Proceeds from the sale and maturity of short-term investments	999	2,746
Net cash provided by investing activities	464	1,735

Cash flows from financing activities
Proceeds from warrants exercised	1,658	—
Proceeds from registered direct offering, net of issuance costs	—	2,583
Taxes paid on employees' behalf related to vesting of stock awards	—	(4)
Net cash provided by financing activities	1,658	2,579

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(48)	(8)

Net (decrease) increase in cash, cash equivalents and restricted cash	(2,205)	229
Cash, cash equivalents and restricted cash at beginning of period	5,749	3,355
Cash, cash equivalents and restricted cash at end of period	$3,544	$3,584